News Release

Investor Contacts:

Crescendo Communications

T: 844-589-8760

mnga@crescendo-ir.com

MagneGas Corporation to Present at the 8th Annual
LD Micro Invitational Conference

NEW YORK, NY - May X, 2018 – MagneGas Corporation (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, today announced that it will be presenting at the 8th Annual LD Micro Invitational being held June 4th through the 6th, 2018 at the Luxe Sunset Blvd Hotel in Bel Air, California. Chief Financial Officer of MagneGas, Scott Mahoney, will be presenting on Monday, June 4th at 10:30 AM, PST, as well as meeting with investors.

The LD Micro Invitational is the largest independent conference for small/micro-cap companies and will feature 250 names presenting to an audience of over 1,000 attendees.

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributors, ESSI, Green Arc Supply, Trico Welding Supply and Complete Welding of San Diego. ESSI has three locations in Florida, Green Arc has two locations in Texas and one location in Louisiana, Trico has two locations in northern California, and Complete Welding has one location in southern California.

About LD Micro:

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space. We are investors, first and foremost. What started out as a newsletter highlighting unique companies has transformed into several influential conferences annually.

In 2015, LD Micro launched ldmicro.com as a portal to provide exclusive intraday information on the entire sector.

For those interested in attending, please contact David Scher at david@ldmicro.com or visit www.ldmicro.com/events for more information.